NEWS RELEASE

EVEREST GROUP, LTD.

Seon Place, 141 Front Street, 4th Floor, Hamilton HM 19, Bermuda

Contacts

Media: Dawn Lauer	Investors: Matt Rohrmann
Chief Communications Officer	Head of Investor Relations
908.300.7670	908.604.7343

Everest Appoints Anthony Vidovich as Executive Vice President
and General Counsel

Experienced insurance executive and trusted advisor joins Everest’s leadership team to support its long-term strategy

HAMILTON, Bermuda – (BUSINESS WIRE) - October 16, 2025 – Everest Group, Ltd. (NYSE: EG), a global underwriting leader providing world-class property, casualty, and specialty reinsurance and insurance solutions, today announced the appointment of Anthony Vidovich as Executive Vice President and General Counsel, effective on or before January 5, 2026.

Mr. Vidovich will report to Jim Williamson, Everest’s President and Chief Executive Officer, and will join the Company’s Executive Leadership Team. He succeeds Ricardo Anzaldua, who, as previously announced, will retire following a transition period to ensure a seamless handover of responsibilities.

Mr. Vidovich is a seasoned legal and business leader with nearly 30 years of experience across the global property and casualty (re)insurance industry. He was most recently Global Head of Insurance Legal at AIG, advising on legal matters for the company’s insurance, reinsurance, and risk-capital businesses. Prior to AIG, he held executive leadership roles at XL Group/XL Catlin, and The Hartford, guiding multinational legal teams through complex integrations, enterprise transformations, and strategic change initiatives. He holds a Juris Doctor from Rutgers University School of Law. His industry and advisory board service includes the U.S. Chamber of Commerce’s Institute for Legal Reform and the RAND Corporation Institute for Civil Justice.

“Anthony’s extensive leadership experience and proven ability to navigate complex, global organizations through all facets of the regulatory and legal landscape make him an exceptional addition to Everest,” said Jim Williamson, Everest President and CEO. “His insight and guidance will be invaluable as we advance our long-term growth strategy, continuing our focus on delivering value to our clients, partners, and shareholders.”

About Everest
Everest Group, Ltd. (Everest) is a global underwriting leader providing best-in-class property, casualty, and specialty reinsurance and insurance solutions that address customers’ most pressing challenges. Known for a 50-year track record of disciplined underwriting, capital and risk management, Everest, through its global operating affiliates, is committed to underwriting opportunity for colleagues, customers, shareholders, and communities worldwide.

Everest common stock (NYSE: EG) is a component of the S&P 500 index.

Additional information about Everest, our people, and our products can be found on our website at www.everestglobal.com.